EXHIBIT 5.1



                                 April 10, 1997
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

RE:                   Target Therapeutics, Inc.
                      1988 Stock Option Plan, As Amended
                      1991 Director Option Plan, As Amended

Gentlemen:

                  This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the Act), to be filed with the Securities and Exchange Commission on or about April 10, 1997 (the Registration Statement), of 2,016,000 shares (the Shares) of the Common Stock, par value $.01 per share (the Common Stock), of Boston Scientific Corporation, a Delaware corporation (the Company), which have been or will be issued pursuant to the Target Therapeutics, Inc. 1988 Stock Option Plan, as amended and 1991 Director Option Plan, as amended, (each a Plan and collectively the Plans) which were assumed by the Company upon the merger of a subsidiary of the Company with Target Therapeutics, Inc.

                  I have acted as assistant general counsel to the Company in connection with the foregoing registration of the Shares. I or attorneys in my office have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me or by attorneys in my office as copies, the authenticity and completeness of all original documents reviewed by me or by attorneys in my office in original or copy form and the legal competence of each individual executing such documents. I have further assumed that all options and shares granted or to be granted pursuant to the Plans were or will be validly granted in accordance with the terms of the respective Plan and that all Shares to be issued upon exercise of such options will be issued in accordance with such options and the respective Plan.

                  Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of such options and the respective Plans, and as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

                  This opinion is limited solely to the Delaware General Corporation Law.

                  I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,



                                    Lawrence J. Knopf
                                    Vice President and Assistant General Counsel